Exhibit 5.1

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601	March 22, 2017	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Rayonier Inc.
225 Water Street, Suite 1400
Jacksonville, Florida 32202

Ladies and Gentlemen:

We have acted as counsel for Rayonier Inc., a North Carolina corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”) of a prospectus supplement, dated March 17, 2017 and filed with the Commission on March 20, 2017 (the “Prospectus Supplement”) to the prospectus, dated April 29, 2015 (the “Base Prospectus,” and together with the Prospectus Supplement, the “Prospectus”) included as part of the Registration Statement on Form S-3, as amended by Post-Effective Amendment No. 1 thereto (Registration No. 333-203733), relating to the sale by the Company of 5,750,000 shares (the “Shares”) of the Company’s common stock, no par value per share. The Shares are being sold to the underwriters (the “Underwriters”) named in the Underwriting Agreement dated as of March 17, 2017 (the “Underwriting Agreement”) by and among the Company and the Underwriters.

This opinion is furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Act.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Underwriting Agreement; (ii) the Amended and Restated Articles of Incorporation of the Company; (iii) the Bylaws of the Company; (iv) the Registration Statement; (v) the Base Prospectus; (vi) the Prospectus Supplement; and (vii) such other corporate documents, records and proceedings, minutes, consents, actions and resolutions as we have deemed necessary for the purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as copies, and the authenticity of originals of such copies. We have also reviewed such other documents and have considered such matters of law and fact as we have deemed appropriate in our professional judgment to render the opinion contained herein. With respect to certain facts, we have relied upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company,

Rayonier Inc.
March 22, 2017

without investigation or analysis of any other underlying data contained therein. We have also relied as to factual matters on the representations and warranties in the Underwriting Agreement, which we have assumed to be accurate.

Based upon and subject to the foregoing and the further qualifications, assumptions and limitations hereinafter expressed, it is our opinion that the Shares to be issued and sold by the Company to the Underwriters pursuant to the Underwriting Agreement have been duly authorized and, upon payment and delivery in accordance with the Underwriting Agreement and upon either (a) the countersigning of the certificates representing the Shares by a duly authorized signatory of the registrar for the Company's common stock, or (b) the book entry of the Shares by the transfer agent for the Company's common stock, will be validly issued, fully paid and nonassessable.

This opinion is limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction. Our opinion expressed herein does not extend to compliance with federal or state securities laws relating to the sale of the Shares.

Our opinion is as of the date hereof, and we undertake no obligation to advise you of changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K and the incorporation by reference of this opinion letter as an exhibit to the Registration Statement and to all references to us in the Registration Statement and the Prospectus Supplement. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Sincerely yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.